Exhibit 99.1

Tesoro Logistics Closes the Acquisition of the First Portion of Carson Logistics Assets from Tesoro Corporation

SAN ANTONIO - June 3, 2013 - Tesoro Logistics LP (NYSE:TLLP) (the "Partnership" or "TLLP") today announced that the Partnership has closed the acquisition of the first portion of logistics assets associated with purchase of the BP Southern California Refining and Marketing business ("Carson") by Tesoro Corporation's subsidiary, Tesoro Refining & Marketing Company LLC ("Tesoro"), for total consideration of $640 million. The assets, with expected annual EBITDA of $60 million to $65 million, include six marketing and storage terminal facilities with a total combined throughput capacity of about 225 thousand barrels per day and approximately 6.4 million barrels of total storage capacity.

The acquisition price of $640 million included cash of $544 million and TLLP equity valued at approximately $96 million. The cash consideration was financed with borrowings from the Partnership's revolving credit facility. The equity consideration was based on the average daily closing price of common units for the 10 trading days prior to closing, or $65.08 per unit, with 98% in the form of common units and 2% in the form of general partner units.

The Partnership expects to be offered the remaining Carson logistics assets, with a value of $450 million to $550 million, consisting of dedicated storage capacity, pipelines and marine terminals within twelve months.

"The acquisition of the Carson logistics assets represents a significant milestone in delivering on the Partnership's strategic growth objectives" said Greg Goff, TLLP's Chairman and Chief Executive Officer. "We continue to expect that the addition of the marketing and storage terminals to TLLP's portfolio of assets will provide future optimization and investment opportunities, enabling distribution growth beyond our current expectations."

About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

This press release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our expectations around future volumetric and EBITDA contributions from asset optimization, investment opportunities, and third-party business; unitholder distribution growth; estimated EBITDA associated with acquired assets; and the acquisition of the remaining logistics assets within twelve months post-closing of the announced acquisition and their estimated value. For more information concerning factors that could affect these statements, see the respective annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K for Tesoro Corporation and Tesoro Logistics LP, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO LOGISTICS LP
RECONCILIATION OF FORECASTED EBITDA TO AMOUNTS UNDER US GAAP
(Unaudited, in millions)

Reconciliation of Forecasted EBITDA to Forecasted Net Income:	Carson Logistics Assets - Tranche 1
Forecasted net income	$31 - 36
Add: Depreciation and amortization expenses (a)	10
Add: Interest and financing costs, net (b)	19
Forecasted EBITDA (c)	$60 - 65

(a) Depreciation and amortization expenses have been calculated using estimated acquisition price allocation value of $200 million.
(b) Forecasted net interest and financing costs assume an equal split of debt and equity financing.
(c) We define EBITDA as net income before depreciation and amortization expenses and net interest and financing costs. EBITDA should not be considered as an alternative to net income in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). EBITDA has important limitations as an analytical tool, because it excludes some, but not all, items that affect net income. EBITDA is not a measure prescribed by U.S. GAAP but is a supplemental financial measure that is used by management and may be used by external users of our financial statements, such as industry analysts, investors, lenders and rating agencies to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.